As filed with the Securities and Exchange Commission on April 30, 2002

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________________

ExpressJet Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware 76-0517977

(State or other jurisdiction (I.R.S. Employer

of incorporation or organization) Identification Number)

1600 Smith Street, HQSCE

Houston, Texas 77002

(713) 324-2639

(Address, including zip code, and telephone number, including area code,

of registrant's principal executive offices, including zip code)

______________________

ExpressJet Holdings, Inc.

2002 Stock Incentive Plan

(Full title of the plan)

John F. Wombwell

Vice President, General Counsel and Secretary

ExpressJet Holdings, Inc.

1600 Smith Street, HQSCE

Houston, Texas 77002

(Name and address of agent for service)

(713) 324-2639

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $.01 per share (1)	3,200,000 shares (2)	$14.15	$45,280,000	$4,166

(1) Includes ExpressJet Holdings Preferred Stock Purchase Rights. Prior to the occurrence of certain events, purchase rights for Junior Participating Preferred Stock of ExpressJet Holdings will not be evidenced separately from the Common Stock of ExpressJet Holdings.

(2) If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 under the Securities Act of 1933, as amended, shall apply to this registration statement, and this registration statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this registration statement.

(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the average ($14.15) of the high and low price of the shares of Common Stock of ExpressJet Holdings as reported on the New York Stock Exchange on April 26, 2002.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by ExpressJet Holdings, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") (File No. 1-31300) are incorporated herein by reference:

    the Company's prospectus (the "Prospectus") filed with the Commission on April 18, 2002, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act"); and
    the description of the Company's Common Stock, par value $.01 per share (the "Common Stock"), and the related Preferred Stock Purchase Rights contained in the Company's registration statement on Form 8-A, filed with the Commission on April 15, 2002, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the effective date of this registration statement, and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of Title 8 of the Delaware Code gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

Section 145 also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Company's restated certificate of incorporation and restated bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the Delaware Code. The underwriting agreement executed by the Company in connection with the initial public offering of the Common Stock also provides for the indemnification of the directors and officers in certain circumstances.

All of the Company's directors and officers will be covered by insurance policies maintained by Continental Airlines, Inc. ("Continental Airlines") against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

The Initial Public Offering Agreement dated April 17, 2002, by and between the Company and Continental Airlines (the "IPO Agreement"), contains indemnification provisions under which the Company and Continental Airlines each indemnify the other with respect to breaches by the indemnifying party of the IPO Agreement and against liabilities arising from misstatements or omissions by the indemnifying party in the prospectus dated April 17, 2002 (the "Prospectus") or the registration statement on Form S-1 (Registration No. 333-64808) (the "Registration Statement") of which it is a part. For this purpose the Company is considered to have provided the information in the Prospectus and the Registration Statement about its assets and businesses.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made to the Exhibit Index which immediately precedes the exhibits filed with this registration statement.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 25th day of April, 2002.

By: /s/ Frederick S. Cromer

Frederick S. Cromer

Vice President and

Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ James B. Ream James B. Ream	President, Chief Executive Officer and Director (Principal Executive Officer)	April 25, 2002
/s/ Frederick S. Cromer Frederick S. Cromer	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 25, 2002
* Gordon Bethune	Director	April 25, 2002
* J. David Grizzle	Director	April 25, 2002
* Lawrence W. Kellner	Director	April 25, 2002
* C.D. McLean	Director	April 25, 2002
* Jeffery A. Smisek	Director	April 25, 2002

*By: /s/ Scott R. Peterson

Name: Scott R. Peterson

Attorney in Fact

INDEX TO EXHIBITS

4.1 Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the registration statement on Form S-1, Registration No. 333-64808, of the Company (the "Form S-1")).

4.2 Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Form S-1).

4.3 Rights Agreement among the Company, Continental Airlines, Inc. and Mellon Investor Services LLC, as Rights Agent, including form of Rights Certificate (incorporated by reference to Exhibit 4.2 to the Form S-1).

4.4 2002 Stock Incentive Plan (incorporated by reference to Exhibit 10.8 to the Form S-1).

4.5 Form of Employee Stock Option Agreement pursuant to the 2002 Stock Incentive Plan (incorporated by reference to Exhibit 10.8(a) to the Form S-1).

4.6 Form of Outside Director Stock Option Agreement pursuant to the 2002 Stock Incentive Plan (incorporated by reference to Exhibit 10.8(b) to the Form S-1).

5.1 Opinion of Vinson & Elkins L.L.P.

23.1 Consent of Ernst & Young LLP.

23.2 Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

24.1 Powers of Attorney.